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                                                                  EXHIBIT 10.26

                            MARKETING & DISTRIBUTION
                                   AGREEMENT


This agreement is entered into on this 15th day of November, 1994, by and between Sterile Concepts, Inc. ("SCI"), a Virginia corporation, and Sterile Recoveries, Inc. ("SRI"), a Florida corporation.

SCI produces and sells custom sterile procedure trays for surgical and clinical procedures in hospitals and outpatient surgery centers. SRI provides sterile surgical linen packs consisting primarily of reusable gowns, drapes, and towels to hospitals on a cost-per-use basis. SCI and SRI jointly desire to enter into a relationship for the purpose marketing and distributing SCI's disposable trays to certain hospitals ("Customers") in conjunction with SRI's reusable packs and SRI's delivery system. Accordingly, for the consideration hereinafter set forth, which both parties acknowledge to be sufficient, the parties enter into the following agreements:

      1. NATURE OF AGREEMENT: This agreement represents the combination of proprietary resources and confidential information for the mutual benefit of both parties. Consequently, the parties agree that this shall be an exclusive dealing agreement. For the term of this agreement and a period of six months following the termination of this agreement, SRI agrees not to market and distribute any custom procedure trays other than SCI's trays, and SCI agrees not to market or distribute procedure trays in conjunction with any other provider of reusable linen packs.

      2.   TERM OF AGREEMENT:  The term of this agreement shall be three
           (3) years from the effective date, and shall automatically renew thereafter for additional one (1) year terms until canceled by either party. Notice of intent not to renew by either party shall be delivered to the other party in writing 60 days prior to the expiration date of the agreement. Either party may also terminate this agreement for cause on ten (10) days advance written notice if the other party: (i) shall be bankrupt, insolvent, or unable to pay its debts when due; (ii) breaches any material term of this agreement and such breach is not cured within 30 days of notification of such breach; or (iii) defaults in payment or is consistently late in payment of any monies due hereunder.

           SALES RESPONSIBILITIES: SCI's and SRI's sales representatives and other support personnel will work cooperatively with regard to sales calls on Customers for SCI's trays and SRI's packs. SCI's sales representatives will have primary responsibility for new tray quotations, processing product changes, handling product complaints, and monitoring production of procedure trays distributed by SRI. SRI's representatives will have primary responsibility for order processing and delivery issues as they relate to SCI trays. SCI's sales representatives shall make new tray quotations for Customers to SRI, and SRI and SCI shall cooperate with respect to the presentation of new tray quotations to Customers.

      3. SRI's RESPONSIBILITIES: SRI shall be responsible for warehousing and delivering to all Customers the trays covered by this agreement. In addition, to certain designated Customers, SRI shall be responsible for invoicing product shipped to the Customers. Delivery will be in conjunction with SRI's packs and in accordance with the Customer's requirements. Specifically, SRI is responsible under this agreement for:

           4.1 Storage and handling of all SCI finished goods inventory. Physical damage to the product while the product is in the possession of SRI shall be the liability of SRI. SCI estimates that finished goods inventory levels to be stored by SRI shall average a 60 day supply.

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           4.2  Delivery to the Customer of SCI trays.  All Customer orders shall be placed with SRI, and delivery shall be in a manner and time frame acceptable to the Customer.

           4.3 Rotation of SCI stock. All shipments of SCI trays shall be on a "First in - First out" basis, shipping the oldest lot number first. Any obsolete or unsaleable stock resulting from failure to ship the oldest lot number first shall be the responsibility of SRI.

           4.4 Timely transmission of shipping data to SCI. SRI shall transmit to SCI via fax or other electronic transmission method complete and accurate information regarding all SCI product shipped to customers, including the customer's name and account number, shipping date, P.O. number, unit quantity, catalog or product number, lot number, and carrier.

           4.5 Timely transmission of receipt data to Sterile Concepts regarding the receipt of product shipped to SR1 by SCI.

           4.6 Periodic physical inventories of SCI tray inventory stored at SRI facilities. Such inventories shall be conducted to verify the accuracy of SCI's quantity on hand data.

           4.7 Invoicing selected Customers in situations where the Customer wants to receive a consolidated invoice for both SRI's packs and SCI's trays. In these situations SCI will invoice SRI for trays upon notice of shipment of the trays from SRI to Customer, and SRI will invoice the Customer. Payment terms from SCI to SRI shall be the lesser of: a) net 20 days or, b) five days more than SRI's payment terms with the customer.

        5. SCI's RESPONSIBILITIES: SCI shall be responsible for the production of all trays for Customers under this Agreement. Specifically, SCI is responsible under this agreement for:

           5.1 Timely processing of quotations for new trays for prospective Customers under this Agreement, and the provision of product samples as required.

           5.2 Production of trays on a "continuous supply replenishment" basis for all Customers ordering trays under this agreement.

           5.3 Invoicing of Customers on a prompt basis following receipt of shipping data from SRI.

      6. FEES TO SRI: SCI agrees to remit to SRI the following fees within 15 days following the end of the calendar month during which the Customer is invoiced:

           6.1 A DISTRIBUTION FEE equal to 3% of the sales price of the SCI tray to the customer.

           6.2 A MARKETING FEE which shall be mutually agreed upon by SCI and SRI at the time of acceptance of a customer's order by SCI. MARKETING FEES will vary by tray depending upon, among other factors, the level of profitability of the tray.

      7. PRESENTATION AND WARRANTIES: This Agreement constitutes the entire agreement and understanding between the parties and supersedes any prior agreement and understanding


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           relating to the subject matter of this Agreement.  This Agreement may be modified or amended only by duly authorized written instrument executed by the parties.

      8. GOVERNING LAW: This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia.

      9. NOTICES: All notices, requests, demands and other communications hereunder shall be in writing and deemed to have been duly given if delivered or mailed first class postage pre-paid to SCI at:

                                          Mr. Roy Martine
                                          Chief Executive Officer
                                          Sterile Concepts, Inc.
                                          5100 Commerce road
                                          Richmond, VA  23234


           or to SRI at:                  Mr. Dick Isel
                                          President
                                          Sterile Recoveries, Inc.
                                          28100 U.S. HWY. 19 N
                                          Suite 201
                                          Clearwater, FL  34621

     10. ASSIGNMENT: This Agreement may not be assigned by either party without the express written consent of the other party.

     11. IN WITNESS WHEREOF, the parties hereby have entered into this Agreement on the date and year first hereinabove written.


STERILE CONCEPTS, INC.                  STERILE RECOVERIES, INC.


By: /s/ Roy Martine                     By: /s/ Richard T. Isel
    -----------------------------           ----------------------------
     Chief Executive Officer                  President



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September 29, 1995





Tim Callahan, Vice President of Sales
Sterile Concepts, Inc.
5100 Commerce Road
Richmond, VA  23234

Dear Tim:

I thought we had a good discussion on the state of the SCI/SRI relationship last week. Here's my summary of what we covered and agreed on:

We have not had the joint success that was planned. There are many reasons for this, but the SCI and SRI people at the customer level don't seem to be able to work together as easily as we hoped. We are aware of several opportunities where we might have gone into together and the Sterile Concepts Representative opted against a joint effort. To date, the great majority of the business we have landed for SCI has been in Texas and a result of SRI efforts. I had imagined that the SCI salesforce would have created a lot more opportunity.
The shortfall has created a gap that SRI needs to address. I believe it is necessary for SRI to offer some small disposable accessory packs to be able to fill the gap in the combined SCI/SRI offering. We will either source these from a third party or make them ourselves and we are talking to SurgiPro about this.

Because of this, we agreed to amend the Marketing and Distribution Agreement of November 15, 1994 between Sterile Concepts, Inc. (SCI) and Sterile Recoveries, Inc. (SRI) to be non-exclusive. We further agreed that SRI will protect any joint business that SCI and SRI currently have and any business where SCI brings SRI into account for the purpose of joint marketing. We will protect such business for the term of the contract as long as SCI does not raise prices unreasonably or until such time as the hospital directs either one of us to change. Additionally, SCI agrees not to switch SRI out of an account if SRI has brought SCI in on a joint marketing effort.

This isn't a very formal document but I believe it represents our agreement regarding our working relationship going forward. If so. please sign a copy of this and return it to my attention.

I think we learned a lot about working together this year. We should be able to apply that experience from here on to find ways to succeed in additional markets like we have in Texas.

Thanks for your help and continued support.

Sincerely,                                      AGREED & ACCEPTED


/s/ Dick Isel                                   /s/ Tim Callahan
Dick Isel                                       ------------------------------
President                                       Sterile Concepts, Inc.